Exhibit 99.2

1 Acquisition of First Continued Execution of RE/MAX Holdings’ Technology Strategy First is known for creating the First app, an intelligent coaching platform that makes it easy for agents to identify likely sellers within their own network of contacts. First helps make professional real estate agents even more productive. First is expected to be highly complementary to the booj platform, which has been purpose built to help RE/MAX agents cultivate relationships. Financial Considerations  Expect negligible financial impact to Q4 2019  Expect First to be accretive to Adjusted EBITDA 2 and Adjusted EPS 2 beginning in FY 2021  Funded via cash on hand  Financial terms not disclosed  First, a four - year - old, North Carolina - based technology startup, leverages data science, machine learning and human interaction to help real estate professionals better leverage the value of their personal network  With the acquisition, RE/MAX agents will gain exclusive access to First’s mobile - based SaaS app at a significant discount 1  First’s skilled roster of real estate technology developers and strategists adds to the impressive RE/MAX technology talent base First Facts 1 Legacy non - RE/MAX subscribers to First are expected to transition off First’s app by the end of 2020. 2 Non - GAAP financial measure. See the investor relations section of www.remax.com for definitions and reconciliations of non - GAAP financial measures.

2 Acquisition of First Continued Execution of RE/MAX Technology Strategy This presentation includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward - looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and oth er similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward - looking statements include statements regarding technology initiatives of RE/MAX, the expected benefits of the acquisition of First], and the financial impact of the acquisition of First, as well as the timing of the foregoing. Forward - looking statements should not be read as guarantees of future performance or results. Forward - looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward - looking statements. Such risks and uncertainties include, without limitation: (1) the ability of RE/MAX to successfully integrate First technology into RE/MAX platforms and to deploy such technology at scale; (2) failure to retain key talent at RE/MAX and at First; (3) changes in business and economic activity in general; (4) changes in the real estate market or interest rates and availability of financing; (5) chan ges in laws and regulations, including those related to data privacy, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10 - K filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward - looking statements, which speak only as of the date on which they are made. Except as required by law, the company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances. Forward - looking statements